Exhibit 12.2

Boise Cascade Corporation and Subsidiaries
Ratio of Earnings to Combined Fixed Charges
and Preferred Dividend Requirements

						Six Months Ended
	Year Ended December 31					June 30
	____________________________________________					_________________
	1999	2000	2001	2002	2003	2003	2004
	_______	_______	_______	_______	_______	_______	_______
	(thousands)

Interest costs	$146,124	$152,322	$129,917	$133,762	$134,930	$64,340	$82,984
Interest capitalized during the period	238	1,458	1,945	3,937	391	319	28
Interest factor related to noncapitalized leases (a)	13,065	13,394	11,729	11,128	15,974	5,631	56,818
	_______	_______	_______	_______	_______	_______	_______
Total fixed charges	159,427	167,174	143,591	148,827	151,295	70,290	139,830
Preferred stock dividend requirements - pretax	17,129	16,019	15,180	14,548	13,864	7,006	6,773
	_______	_______	_______	_______	_______	_______	_______
Combined fixed charges and preferred
dividend requirements	$176,556	$183,193	$158,771	$163,375	$165,159	$77,296	$146,603
	=======	=======	=======	=======	=======	=======	=======
Income (loss) before income taxes, minority interest, and cumulative effect of accounting changes	$355,940	$298,331	$(48,558)	$(12,214)	$19,297	$(35,602)	$181,250
Undistributed (earnings) losses of less than 50%- owned entities, net of distributions received	(6,115)	(2,061)	8,039	2,435	(8,695)	(340)	(6,291)
Total fixed charges	159,427	167,174	143,591	148,827	151,295	70,290	139,830
Less interest capitalized	(238)	(1,458)	(1,945)	(3,937)	(391)	(319)	(28)
	_______	_______	_______	_______	_______	_______	_______
Total earnings before fixed charges	$509,014	$461,986	$101,127	$135,111	$161,506	$34,029	$314,761
	=======	=======	=======	=======	=======	=======	=======

Ratio of earnings to combined fixed charges and preferred dividend requirements	2.88	2.52	-	-	-	-	2.15

Excess of combined fixed charges and preferred dividend requirements over total earnings before fixed charges	$-	$-	$57,644	$28,264	$3,653	$43,267	$-

(a)	Interest expense for operating leases with terms of one year or longer is based on an imputed interest rate.